                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                               TRITEAL CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    89693710
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              FILED FEBRUARY 11, 1998

                      (REFLECTING OWNERSHIP AS OF 12/31/97)



                               Page 1 of 5 pages
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
-------------------------------------                                -----------------------------
CUSIP NO.     89693710                            13G                     PAGE 2 OF 4 PAGES
-------------------------------------                                -----------------------------

-------- -----------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         GREGORY J. WHITE
-------- -----------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                             (a)
                                                                                       (b)
-------- -----------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
------------------------ ------ ------------------------------------------------------------------
                           5
                                SOLE VOTING POWER

                                0
       NUMBER OF         ------ ------------------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
 BENEFICIALLY OWNED BY
 EACH REPORTING PERSON          985,000
         WITH            ------ ------------------------------------------------------------------
                           7    SOLE DISPOSITIVE POWER

                                0
                         ------ ------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                985,000
-------- -----------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         985,000
-------- -----------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.71%
-------- -----------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN
-------- -----------------------------------------------------------------------------------------



                               Page 2 of 5 pages
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
-------------------------------------                                -----------------------------
CUSIP NO.     89693710                            13G                     PAGE 2 OF 4 PAGES
-------------------------------------                                -----------------------------

-------- -----------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         TERRI L. WHITE
-------- -----------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                             (a)
                                                                                       (b)
-------- -----------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
------------------------ ------ ------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF         ------ ------------------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
 BENEFICIALLY OWNED BY
 EACH REPORTING PERSON          985,000
         WITH            ------ ------------------------------------------------------------------
                           7    SOLE DISPOSITIVE POWER

                                0
                         ------ ------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                985,000
-------- -----------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         985,000
-------- -----------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.71%
-------- -----------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN
-------- -----------------------------------------------------------------------------------------



                               Page 3 of 5 pages
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ITEM 1.

(a)      Name of Issuer:  TRITEAL CORPORATION ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                              2011 Palomar Airport Road, Suite 200
                              Carlsbad, CA  92009

ITEM 2.

(a)      Name of Person Filing:  Gregory J. White and Terri L. White.

(b)      Address of Principal Business Office or, if none, Residence:

                              255 Cole Ranch Road
                              Encinitas, CA 92024

(c)      Citizenship:  United States

(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP Number:  89693710

ITEM 3.  NOT APPLICABLE

ITEM 4.  OWNERSHIP.

(a)      Amount Beneficially Owned: 985,000 shares of Common Stock

                    Gregory J. White and Terri L. White share voting and dispositive power over 605,000 shares of Common Stock held by them as joint tenants. In addition, Gregory J. White and Terri L. White share voting and dispositive power over 380,000 shares of Common Stock held by the Valley Oaks Family Partnership in which they are general partners.

(b)      Percent of Class:  8.71%

(c)      Number of shares as to which such person has:

   (1) sole power to vote or to direct the vote of: 0 shares.
   (2) shared power to vote or to direct the vote of: 985,000 shares.
   (3) sole power to dispose or to direct the disposition of:  0 shares.
   (4) shared power to dispose or to direct the disposition of:  985,000 shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         NOT APPLICABLE



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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE

ITEM 10. CERTIFICATION

         NOT APPLICABLE

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 6, 1998                        February 6, 1998
-----------------------------------     -----------------------------------
Date                                    Date

/s/ Gregory J. White                    /s/ Terri L. White
-----------------------------------     -----------------------------------
Signature                               Signature

Gregory J. White                        Terri L. White
-----------------------------------     -----------------------------------
Name/Title                              Name/Title



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